Exhibit 99.a.i

AMENDED AND RESTATED

CERTIFICATE OF TRUST

OF

TRIMTABS ETF TRUST

This Amended and Restated Certificate of Trust of TrimTabs ETF Trust (the “Trust”), dated as of July 10, 2014, is being duly executed and filed by the undersigned for purposes of reflecting a change in the business address of a trustee of the Trust, and otherwise restating the Certificate of Trust of the Trust which was filed on April 2, 2014, with the Secretary of State of the State of Delaware (the “Original Certificate”), with an effective date of April 2, 2014, to form the Trust as a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).

The Original Certificate is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Trust is:

“TRIMTABS ETF TRUST”

ARTICLE II

The name and business address of a trustee of the Trust is:

Charles Biderman

3 Harbor Way, Suite 112

Sausalito, California 94965

ARTICLE III

The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

ARTICLE IV

The address of the registered office of the Trust in the State of Delaware is:

c/o Stellar Corporate Services LLC

3500 South Dupont Highway

Dover, County of Kent, Delaware 19901.

ARTICLE V

The name and address of the registered agent for service of process on the Trust in the State of Delaware are:

Stellar Corporate Services LLC

3500 South Dupont Highway

Dover, County of Kent, Delaware 19901.

The name of the registered agent at such address is: Stellar Corporate Services LLC.

ARTICLE VI

The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust which series are divisible into any number of classes representing interests in the assets belonging to that series. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) from the assets of the Trust generally or of any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series shall be enforceable against the assets of any other series.

ARTICLE VII

This Amended and Restated Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, as the sole initial trustee of the Trust, has executed this Certificate of Trust as of this 10th day of July 2014.

Name:	Charles Biderman
Title:	Trustee

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